SanFrancisco.315Montgomery

From: SanFrancisco.315Montgomery@regus.com

Sent: 31 October 2021 15:44

To: Falk Carsten

Subject: Your Virtual Office Renewal

Dear Mr. Falk Carsten,

We are pleased to inform you that your Virtual Office agreement has been renewed until 31 Jan 2023 at

$89.00 excluding tax per month. As you have had a discount with no increase over a 12-month period we have amended your current discount slightly. Please note that once your renewal period has started a top-up retainer may be added, if applicable, to your monthly invoice.

We would like to thank you for your continued and valued business and are pleased to be serving you.

If for any reason you would like to renew for a longer term, or have any questions regarding your renewal, please feel free to contact us within 10 days of receipt of this email.

Sincerely,

Your Center Team

+1 4158294300